Exhibit A

JOINT FILING AGREEMENT

The undersigned hereby consent to the joint filing by any of them of a Statement on Schedule 13D and any amendments thereto, whether heretofore or hereafter filed, relating to the securities of Sauer-Danfoss Inc., and hereby affirm that this Schedule 13D is being filed on behalf of each of the undersigned.

Dated: December 22, 2009	Danfoss Murmann Holding A/S

	By:	/s/ Jorgen M. Clausen
	Name:	Jorgen M. Clausen
	Title:	Board Member

	By:	/s/ Niels B. Christiansen
	Name:	Niels B. Christiansen
	Title:	President & CEO

Dated: December 22, 2009	Danfoss A/S

	By:	/s/ Niels B. Christiansen
	Name:	Niels B. Christiansen
	Title:	President & CEO

	By:	/s/ Kim Fausing
	Name:	Kim Fausing
	Title:	Executive Vice President & COO

Dated: December 22, 2009	Danfoss Acquisition, Inc.

	By:	/s/ Anders Stahlschmidt
	Name:	Anders Stahlschmidt
	Title:	CEO & Secretary